United States securities and exchange commission logo





                     April 26, 2023

       Suying Liu
       Chief Executive Officer
       Mountain Crest Acquisition Corp. V
       311 West 43rd Street, 12th Floor
       New York, NY 10036

                                                        Re: Mountain Crest
Acquisition Corp. V
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2023
                                                            File No. 001-41062

       Dear Suying Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrei Sirabionian